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THOMAS INDUSTRIES INC.

        EXECUTIVE OFFICE
        4360 Brownsboro Road, Suite 300
        Louisville, Kentucky  40207-1603
        502/893-4600 - Fax: 502/895-6618




Thomas Industries reports year-end sales and earnings

     Louisville, KY, February 10, 2004 - Thomas Industries Inc. (NYSE: TII) today reported record earnings for the year-ended December 31, 2003, on net sales that were an all time record for its pump and compressor business.

     Net income for the year was $37,314,000, or $2.12 per share, compared to $32,692,000, or $2.00 per share for the comparable period a year ago. Net income included a previously reported pre-tax gain of $2,272,000 included in the equity earnings from Genlyte Thomas Group LLC (GTG). Net sales for the year were $376,774,000, versus $240,602,000 a year ago. Net sales and net income for the year 2002 include only four months of contributions from Werner Rietschle GmbH & Company, which was acquired on August 29, 2002.

     Net sales for the fourth quarter of 2003 increased 17 percent, to $99,633,000, versus $85,376,000 in the comparable 2002 period. Net income for the quarter declined two percent, to $8,493,000, or $.48 per share, compared to $8,650,000, or $.49 per share a year ago.

     Sales were positively impacted in the fourth quarter and year by foreign exchange rate differences from the previous year's periods by $8,000,000 and $17,000,000, respectively. However, pre-tax earnings were negatively impacted by foreign exchange differences from the previous year's quarter by approximately $1,000,000. For the year, the pre-tax impact of foreign currency differences was a favorable $40,000.

     Timothy C. Brown, Chairman, President and Chief Executive Officer, commented, "Our fourth quarter operating income was negatively impacted by the continued strength of the euro and other currencies versus the dollar. In addition, we incurred costs of approximately $400,000 to relocate our Memmingen, Germany, premises to a new facility to allow for expansion. As previously

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     announced, we began expensing stock options in the fourth quarter of 2003, and incurred a charge of $163,000. In the fourth quarter, corporate expense also included increases compared to the previous year involving personnel, legal and travel costs related to expansion activities in China, compliance with the Sarbanes-Oxley Act, and an increase in the Kentucky franchise tax." Brown added, "Operating income for the Pump and Compressor Group for the quarter (excluding Corporate expenses) increased 5.5 percent over the fourth quarter of 2002, with nice gains posted by our European and our Asia Pacific Groups. This was offset by a weaker performance in North America due to pricing pressures in the medical market and a decline in automotive sales."

     In commenting on the Company's lighting joint venture, Brown said, "We are pleased with the performance of GTG, as sales grew 6.6 percent for the year, despite tough market conditions. We recorded a nine percent increase in GTG equity earnings over the comparable quarter of 2002, and a 12 percent increase for the full year 2003, despite continued cost pressures."

     Brown added, "The Company recently announced the planned shutdown of its manufacturing facility in Wuppertal, Germany, with an anticipated cost for the first three quarters of 2004 of approximately $3,000,000. The Wuppertal product line will be transferred to our new Memmingen facility by the end of June 2004."

     In commenting on the outlook for the year, Brown said, "We are optimistic about the year ahead as we anticipate additional operational improvements within our pump and compressor business. Our priorities will be on growing sales and improving our operations with particular emphasis on reducing costs, improving on-time delivery and lowering our overall cost of quality."

     Thomas Industries Inc., headquartered in Louisville, Kentucky, designs, manufactures and markets Rietschle Thomas brand pumps and compressors for use in global OEM applications, supported by worldwide sales and service for key customer applications and end-user markets. High quality automotive component castings are also a key offering. Other products include Welch laboratory equipment and Oberdorfer bronze and high alloy liquid pumps. Thomas has wholly-owned operations in 21 countries, spanning five continents. The Company also owns a 32 percent interest in Genlyte Thomas Group LLC, the third largest lighting fixture manufacturer in North America.

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     The statements in this press release with respect to future results and future expectations may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and actual results may differ materially from those currently expected. They are subject to various risks, such as the ability of Thomas Industries and the joint venture to meet business sales goals, fluctuations in commodity prices, increased interest costs arising from a change in the companies' leverage or change in rates, the timing of the magnitude of capital expenditures, competitive pricing pressures, a slowing of the overall economy including interruptions to commerce resulting from wars or terrorist attacks, as well as other risks discussed in Thomas' filing with the Securities and Exchange Commission, including its Annual Report and 10-K for the year ended December 31, 2002. Thomas Industries makes no commitment to disclose any revisions to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.


                                      # # #





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

                             Thomas Industries Inc.
                        Comparative Sales and Income (1)
                      (In Thousands Except Per Share Data)



For the quarter ended December 31:                                                                          %
                                                           2003                     2002                 Change
                                                           ----                     ----                 ------
Net Sales                                                 $ 99,633                $ 85,376                   16.7%
Cost of Product Sold                                        66,079                  55,758
                                                      -------------           -------------
Gross Profit                                                33,554                  29,618
SG&A Expenses                                               27,949                  22,706
Equity Income from Lighting (2)                              8,493                   7,782
                                                      -------------           -------------
Operating Income                                            14,098                  14,694                   -4.1%
Interest Expense                                             1,174                   1,279
Interest Income & Other                                       -556                    -135
                                                      -------------           -------------
Income Before Taxes                                         12,368                  13,280                   -6.9%
Income Taxes                                                 3,872                   4,623
                                                      -------------           -------------
Net Income Before Minority Interest                          8,496                   8,657

Minority Interest, Net of Tax                                    3                       7
                                                      -------------           -------------
Net Income                                                 $ 8,493                 $ 8,650                   -1.8%
Net Income Per Share:
  --- Basic                                                $  0.49                 $  0.51                   -3.9%
  --- Diluted                                              $  0.48                 $  0.49                   -2.0%
Dividends Per Share                                        $ 0.095                 $ 0.085
Weighted average number of common shares
    outstanding (3):
  --- Basic                                                 17,261                  17,102
  --- Diluted                                               17,721                  17,590


For the twelve months ended December 31:                                                                    %
                                                            2003                   2002                  Change
                                                            ----                   ----                  ------
Net Sales                                                 $376,774                $240,602                   56.6%
Cost of Products Sold                                      246,832                 154,904
                                                      -------------           -------------
Gross Profit                                               129,942                  85,698
SG&A Expenses                                              101,943                  59,989
Equity Income from Lighting (4) (5)                         32,138                  28,804
                                                      -------------           -------------
Operating Income                                            60,137                  54,513                   10.3%
Interest Expense                                             4,237                   3,370
Interest Income & Other                                       -221                      22
                                                      -------------           -------------
Income Before Taxes                                         55,679                  51,165                    8.8%
Income Taxes                                                18,340                  18,452
                                                      -------------           -------------
Net Income Before Minority Interest                         37,339                  32,713
Minority Interest, Net of Tax                                   25                      21
                                                      -------------           -------------
Net Income (6)                                             $37,314                 $32,692                   14.1%
Net Income Per Share:
  --- Basic                                                $  2.17                 $  2.06                    5.3%
  --- Diluted                                              $  2.12                 $  2.00                    6.0%
Dividends Per Share                                        $  0.37                 $  0.34
Weighted average number of common shares
    outstanding (3):
  --- Basic                                                 17,200                  15,879
  --- Diluted                                               17,570                  16,375

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

For the quarter ended December 31:
                                                                                                            %
                                                           2003                    2002                  Change
                                                           ----                    ----                  ------
Sales & Operating Revenues:
  Pump and Compressor                                    $  99,633                $ 85,376                   16.7%
  Lighting                                                      --                      --
                                                      ------------            -------------
      Total                                              $  99,633                $ 85,376                   16.7%

Operating Income (Loss):
  Pump and Compressor                                    $   8,836                $  8,372                    5.5%
  Lighting (2)                                               8,493                   7,782                    9.1%
  Corporate                                                                         -1,460                  121.3%
                                                           -3,231
                                                      ------------            -------------
      Total                                              $ 14,098                 $ 14,694                   -4.1%


For the twelve months ended December 31:                                                                    %
                                                         2003                     2002                   Change
                                                         ----                     ----                   ------
Sales & Operating Revenues:
  Pump and Compressor                                    $376,774                 $240,602                   56.6%
  Lighting                                                     --                       --
                                                      ------------            -------------
      Total                                              $376,774                 $240,602                   56.6%

Operating Income (Loss):
  Pump and Compressor                                     $36,742                  $31,675                   16.0%
  Lighting (4) (5)                                         32,138                   28,804                   11.6%
  Corporate                                                -8,743                   -5,966                   46.5%
                                                      ------------            -------------
      Total                                               $60,137                  $54,513                   10.3%





(1)  Includes Rietschle results since August 29, 2002, date of acquisition.
(2) Consists of equity income of $8,556,000 in 2003 and $7,833,000 in 2002 from our 32 percent interest in the Genlyte Thomas Group (GTG) joint venture less $63,000 in 2003 and $51,000 in 2002 related to expense recorded for Thomas Industries stock options issued to GTG employees.
(3) As of February 6, 2004, the actual common shares outstanding are 17,300,808.
(4) Includes a gain of $2,272,000 net of legal fees due to the settlement of GTG's patent infringement lawsuit against Acuity Brands and its Lithonia
     Lighting Division.
(5)  Consists of equity income of $32,409,000 in 2003 and $29,005,000 in 2002 from our 32 percent interest in the Genlyte Thomas Group (GTG) joint venture less $271,000 in 2003 and $201,000 in 2002 related to expense recorded for Thomas Industries stock options issued to GTG employees.
(6) Includes the previously reported gain in GTG's patent infringement lawsuit against Acuity Brands and its Lithonia Lighting Division of approximately
     $1,400,000 or $.08 per share.


THE FOREGOING UNAUDITED FIGURES HAVE BEEN APPROVED BY THE MANAGEMENT OF
THOMAS INDUSTRIES INC. FOR OFFICIAL RELEASE ON THE DATE INDICATED.



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